Exhibit 99.1

LogicBio Therapeutics Announces Appointment of Veteran Biotech Executive Mariana Nacht, Ph.D., as Chief Scientific Officer

and Kyle Chiang, Ph.D., Promoted to Chief Operating Officer

LEXINGTON, Mass., Nov. 3, 2020 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio), a company dedicated to extending the reach of genetic medicine with pioneering targeted delivery platforms, today announced the appointment of Mariana Nacht, Ph.D., as chief scientific officer, effective Nov. 30, 2020, and the promotion of Kyle Chiang, Ph.D., to chief operating officer, effective Nov. 2, 2020.

Dr. Nacht brings more than 20 years of experience in both large and small biotech companies to her role at LogicBio. Most recently, she served as CSO and was a founding executive team member of Cereius, where she led a small internal research team and a group of collaborators to develop radiolabeled proteins for the treatment of brain metastases. Before that, she served as CSO of Vivid Biosciences, a functional precision medicine company, where she was also a founding executive team member. Dr. Nacht has also served in key scientific roles at Padlock Therapeutics (acquired by Bristol Myer Squibb in 2014) and Avila Therapeutics, a platform company that developed covalent irreversible inhibitors and was acquired by Celgene in 2012. Earlier in her career, she spent a decade working at Genzyme (now Sanofi Genzyme), where she led anti-angiogenesis and oncology target discovery efforts. Dr. Nacht received her B.S. in biology from Tufts University and her Ph.D. from the University of Pennsylvania.

“We are proud to expand our leadership team as we prepare to launch our first clinical trial in pediatric patients with methylmalonic acidemia (MMA) and continue to advance both our GeneRide and Next Generation Capsid platforms,” said Fred Chereau, CEO of LogicBio. “Mariana brings terrific expertise in novel therapeutic platforms as well as deep experience in building and leading strong scientific teams to her position as CSO. We’re thrilled to welcome her to LogicBio as we move into this exciting next phase of progress. I’m also delighted to have Kyle promoted to our core leadership team. He has provided essential guidance on pipeline strategy and program development from the early days of LogicBio and he will continue to be an important voice in shaping our future growth.”

“I am very enthusiastic about the potential for the GeneRide platform to transform care for pediatric patients with rare genetic diseases,” Dr. Nacht said. “We all enter this field to make a difference for patients, and I am excited to be joining LogicBio just as LB-001, our lead program for children with MMA, is about to enter the clinic with the Phase 1/2 SUNRISE trial. Beyond LB-001, I look forward to further advancing LogicBio’s pipeline with the goal of bringing more durable and transformational therapies to people living with devastating genetic diseases.”

Dr. Chiang was the second employee at LogicBio and has held positions of increasing responsibility since joining the team as director of translational science in 2016. Most recently, he served as vice president, product strategy, where he led LB-001 through early regulatory interactions and managed LogicBio’s collaboration with the Children’s Medical Research Institute to develop more potent and more easily manufacturable AAV capsids for gene therapy and genome editing applications. Before joining LogicBio, Dr. Chiang led aTyr Pharma’s ATYR1940 program from discovery through early clinical development for patients with facioscapulohumeral muscular dystrophy. Dr. Chiang received his B.S. in biochemistry and cell biology from the University of California, San Diego and his Ph.D. in macromolecular cellular structure and chemistry from the Scripps Research Institute.

LogicBio also announced today that Bryan Yoon, Esq., the company’s chief administrative officer, general counsel and corporate secretary, will be departing from the company effective Nov. 6, 2020. “I want to thank Bryan for his contributions to LogicBio and we wish him the best in his next challenge,” Mr. Chereau said.

About LogicBio Therapeutics

LogicBio Therapeutics is dedicated to extending the reach of genetic medicine with pioneering targeted delivery platforms. LogicBio’s proprietary genome editing technology platform, GeneRide, enables the site-specific integration of a therapeutic transgene without nucleases or exogenous promoters by harnessing the native process of homologous recombination. LogicBio has received FDA clearance for the first-in-human clinical trial of LB-001, a wholly owned genome editing program leveraging GeneRide for the treatment of methylmalonic acidemia. Patient enrollment is expected to begin in early 2021. In addition, LogicBio has a collaboration with Takeda to research and develop LB-301, an investigational therapy leveraging GeneRide for the treatment of the rare pediatric disease Crigler-Najjar syndrome.

LogicBio is also developing a Next Generation Capsid platform for use in gene editing and gene therapies. Data presented have shown that the capsids deliver highly efficient functional transduction of human hepatocytes with improved manufacturability with low levels of pre-existing neutralizing antibodies in human samples. Top-tier capsid candidates from this effort demonstrated significant improvements over benchmark AAVs currently in clinical development. LogicBio is developing these highly potent vectors for internal development candidates and potentially for business development collaborations.

LogicBio is headquartered in Lexington, Mass. For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including those related to the timing, progress and results of the Company’s strategic directives and its research and development activities, including those related to LB-001 and its pipeline. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s plans to initiate, advance and complete its Phase 1/2 clinical trial for LB-001 in MMA, and the value of and market for the Company’s common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on March 16, 2020 with the SEC, the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contacts:

Investors:

Matthew Lane

Gilmartin Investor Relation

matt@gilmartinir.com

Media:

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333